Execution Copy

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of March 19, 2004, by and among Lev Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and each of the individuals and entities listed on Exhibit A attached hereto (collectively, the “Holders” and each a “Holder”).

RECITALS

WHEREAS, the Company and certain Holders are parties to stock purchase agreements and a warrant purchase agreement (collectively, the “Purchase Agreements”) providing for, among other things, the purchase and sale of Common Stock of the Company (the “Common Stock”); and

WHEREAS, in order to induce such Holders to purchase shares of the Company’s Common Stock and enter into the Purchase Agreements, the Company desires to grant to such Holders and other parties certain registration rights as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto hereby agree as follows:

AGREEMENT

1. Registration Rights. The Company covenants and agrees as follows (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement):

1.1 Definitions. For purposes of this Section 1:

1.1.1 The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.1.2 The term “Act” means the Securities Act of 1933, as amended.

1.1.3 The term “Closing” has the meaning ascribed to it in the Purchase Agreement.

1.1.4 The term “Common Stock” means the Company’s common stock, par value per share of $0.00001.

1.1.5 “Emigrant” means Emigrant Capital Corporation, a Delaware corporation.

1.1.6 “Emigrant Registrable Securities” means the Registrable Securities from time to time owned by Emigrant, John Hart, Gilbert Stein, Barry Friedberg, David Seldin, Francis May or their respective permitted assigns hereunder.

1.1.7 The term “Equity Securities”of any Person means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities in or of such Person (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

1.1.8 The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.1.9 The term “Holder” means any Person owning Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

1.1.10 The term “Closing” has the meaning ascribed to it in the Purchase Agreement.

1.1.11 The term “IPO” means the sale of the Company’s Common Stock pursuant to an underwritten initial public offering pursuant to a registration statement declared effective under the Act.

1.1.12 The term “Person” means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization or a government or any department or agency thereof.

1.1.13 The term “Public Sale" means a sale of securities pursuant to a registration statement declared effective under the Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar provision then in effect) adopted under the Securities Act.

1.1.14 The terms “register,”“registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

1.1.15 The term “Registrable Securities” means: (i) Common Stock held by the Holders as of the date hereof, including the shares of Common Stock issuable upon exercise of a warrant granted to HAE Associates, LLC (the “Warrant”) and (ii) any Equity Securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of the shares referenced in clause (i) above, excluding in all cases, however, (a) any Registrable Securities that have been previously sold pursuant to a registration statement filed and declared effective by the SEC, (b) Registrable Securities that have been sold by a Person in a transaction in which his or her rights under this Section 1 are not duly assigned as provided herein, (c) any Registrable Securities after such securities have been sold in a Public Sale. The Warrant does not have to be exercised in order to include the shares of Common Stock issuable upon exercise thereof in any registration statement under this Agreement. Use of the term “Registrable Securities then outstanding” shall in no way infer that the Warrant is required to be exercised in order to include the shares of Common Stock issuable upon exercise thereof in any registration statement under this Agreement.

1.1.16 The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

1.2.1 Registration Rights. From and after the earlier to occur of (i) January 1, 2009, and (ii) that date that is six (6) months after the IPO, the holders of a majority of the then outstanding Emigrant Registrable Securities may deliver a written request to the Company requesting that the Company file, on one (1) occasion, a registration statement under the Act covering the registration of not less than a majority of the then outstanding Emigrant Registrable Securities. From and after the earlier to occur of (i) January 1, 2009, and (ii) that date that is six (6) months after the IPO, the Holders of at least a majority of the Registrable Securities then outstanding (excluding the Emigrant Registrable Securities and assuming the exercise of the Warrant) shall be entitled to deliver a written request to the Company requesting that the Company file, on one (1) occasion, a registration statement under the Act covering the registration of a majority of the then outstanding Registrable Securities (assuming the exercise of the Warrant). Any Person or group of Persons who delivers a request for registration pursuant to this Section 1.2.1 shall be referred to herein with respect to such request as the “Initiating Holder” or the “Initiating Holders”, as the case may be. If the Company shall receive any such written request, then the Company shall use its commercially reasonable efforts to:

1.2.1.1 within ten (10) days of the receipt of a request made pursuant to Section 1.2.1, give written notice of such request to all Holders in accordance with Section 3.5 hereof; and

1.2.1.2 effect as soon as practicable, and in any event within one hundred twenty (120) days of the receipt of such request, such registration under the Act (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Act) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities that the Holders request to be registered, subject to the limitations of this Section 1.2.

1.2.2 Underwriting Requirements. If the Initiating Holder(s) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 1.2.1 and the Company shall include such information in the written notice referred to in Subsection 1.2.1. The underwriter will be selected by the Initiating Holder(s) and shall be reasonably acceptable to the Company. . In such event, the right of any Holder or other holder of securities of the Company to include securities in such registration shall be conditioned upon such Holder’s or holder’s participation in such underwriting and the inclusion of such Holder’s or holders’ securities in the underwriting to the extent provided herein. All Holders and other holders of securities of the Company proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 1.5.5) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If a Person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, then (i) such Person shall be excluded therefrom and (ii) the securities so excluded shall be withdrawn from registration. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holder(s) in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holder(s) shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holder(s), in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

1.2.3 Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would not be in the best interest of the Company for such registration statement to be filed, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred eighty (180) days after the date of such certificate; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period.

1.2.4 Limitations. In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

1.2.4.1 if the Initiating Holder(s) propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below;

1.2.4.2 within one hundred twenty (120) days of any underwritten public offering; or

1.2.4.3 if the Registrable Securities requested to be registered under this Section 1.2 do not have an anticipated aggregate offering price to the public (before deducting any underwriter discounts, concessions or commissions) in excess of $5,000,000.

1.2.5 Notwithstanding the foregoing, a registration will not count as the registration permitted to be initiated by the applicable Initiating Holder(s) under this Section 1.2 unless such Initiating Holder(s) are able to register and sell at least 90% of the Registrable Securities that such Initiating Holder(s)have requested to be included in such registration.

1.3 Company Registration.

1.3.1 Registration Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, a registration made on Form S-4 or any successor forms then in effect or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration and such Holders shall have the right to request that their Registrable Securities be included in such registration. Upon the written request of each Holder given within fifteen (15) days after receipt by such Holder of notice by the Company, the Company shall, subject to the provisions of paragraph 1.3.2 below, cause to be included in such registration all of the Registrable Securities that each such Holder has requested to be so included.

1.3.2 Underwriting Requirements.

1.3.2.1 The right of any Holder or other holder of securities of the Company to include securities in such registration shall be conditioned upon such Holder’s or holders’ participation in such underwriting and the inclusion of such Holder’s or holders’ securities in the underwriting to the extent provided herein. All Holders and other holders of securities of the Company proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 1.5.5) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If a Holder who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, then (i) such Holder shall be excluded therefrom and (ii) the securities owned by such Holder so excluded shall be withdrawn from registration.

1.3.2.2 If the total amount of securities, including Registrable Securities, requested by stockholders (including Holders) to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company, subject to Section 1.3.2.4 below, shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering.

1.3.2.3 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 before the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

1.3.2.4 Pro Rata Allocation. Allocation of securities held by stockholders (including Holders) to be included in such registration and sold in the related offering under this Section 1.3 shall be made on a pro rata basis among the stockholders (including Holders) who requested to have securities (including Registrable Securities) included in such registration according to the total number of securities (including Registrable Securities) held by each such stockholder (including each Holders).

1.4 Form S-3 Registration. In case the Company shall receive from (i) the holders of not less than thirty percent (30%) of the then outstanding Emigrant Registrable Securities or (ii) any Holder or Holders of not less than thirty percent (30%) of the Registrable Securities, a written request or requests that the Company effect a registration on Form S-3 or any comparable or successor form or forms, the Company will use its commercially reasonable efforts to:

1.4.1 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

1.4.2 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:

1.4.2.1 unless the Registrable Securities requested by all Holders to be registered pursuant to this Section 1.4 have an anticipated aggregate offering price to the public (before deducting underwriter discounts, concessions or commissions) that exceeds $2,000,000;

1.4.2.2 if the Company is not eligible to register securities on Form S-3; or

1.4.2.3 if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would not be in the best interests of the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after the date of such certificate; provided, however, that the Company shall not defer this obligation in this manner more than once in any twelve (12) month period.

1.4.3 If the registration is for an underwritten offering, the provisions of Section 1.2.2 hereof shall apply to such registration.

1.5 415 Registrations.

1.5.1 Each of (i) the holders of a majority of the then outstanding Emigrant Registrable Securities and (ii) the holders of a majority of the Registrable Securities then outstanding (excluding the Emigrant Registrable Securities and assuming the exercise of the Warrant), will be entitled to request one registration on any applicable “short form” pursuant to Rule 415 under the Securities Act (a “415 Registration”), if available; provided that the Company will have no obligation to grant any request for a 415 Registration unless such registration is on Form S-2 or S-3 or any similar short-form; and provided further that the Company will have no obligation to grant any request for a 415 Registration unless the aggregate value of the Registrable Securities to be sold through such registration equals at least $2.0 million. Subject to the availability of required financial information, within 45 days after the Company receives written notice of a request for a 415 Registration, the Company will file with the SEC a registration statement under the Securities Act for the 415 Registration. The Company will use its commercially reasonable efforts to cause the 415 Registration to be declared effective under the Securities Act as soon as practicable after filing and, once effective, the Company will (subject to the provisions of clause (ii) below) cause such 415 Registration to remain effective for such time period as is specified in such request, but for no time period longer than the period ending on the earlier of (A) the second anniversary of the date of filing of the 415 Registration, (B) the date on which all Registrable Securities covered by such 415 Registration have been sold pursuant to the 415 Registration and (C) the date as of which there are no longer any Registrable Securities covered by such 415 Registration in existence.

1.5.2 If the Holders of a majority of the Registrable Securities notify the Company in writing that they intend to effect the sale of all or substantially all of the Registrable Securities held by such Holders pursuant to a single integrated offering pursuant to a then effective registration statement for a 415 Registration (a “Takedown”), then so long as the aggregate value of the Registrable Securities to be sold through such Takedown equals at least $1.0 million, the Company and each holder of Registrable Securities will not effect any public sale or distribution of its Equity Securities during the 90-day period beginning on the date such notice of a Takedown is received, except pursuant to such Takedown. Notwithstanding anything contained herein to the contrary, all holders of Registrable Securities and holders of Common Stock who have a contractual right to participate in such Takedown may participate in such Takedown, pro rata based on the number of shares of Registrable Securities requested by such holders to be included in such Takedown.

1.6 Obligations of the Company. Unless otherwise provided herein, whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company will use its reasonable commercial efforts to:

1.6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities, cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days (or 2 years in the case of a 415 Registration) or until the distribution contemplated in the Registration Statement has been completed, whichever is earlier.

1.6.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

1.6.3 Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

1.6.4 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

1.6.5 Promptly notify each Holder of Registrable Securities covered by such registration statement and any underwriter participating in any distribution pursuant to such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

1.6.6 Notify each Holder of Registrable Securities covered by such registration statement and any underwriter participating in any distribution pursuant to such registration statement of (i) the effectiveness of such registration statement, (ii) the filing of any post-effective amendments to such registration statement, or (iii) the filing of a supplement to such registration statement.

1.6.7 In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, use its commercially reasonable efforts to obtain promptly the withdrawal of such order.

1.6.8 Cooperate with each holder of Registrable Securities covered by the applicable registration statement and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates will not bear any restrictive legends and will be in a form eligible for deposit with the transfer agent for the Common Stock; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holders may request at least two business days prior to any sale of Registrable Securities.

1.6.9 Use its commercially reasonable efforts to cause its management to participate fully in the sale process, including, without limitation, the preparation of the applicable registration statement and the preparation and presentation of any “road shows,” whether domestic or international;

1.6.10 Make available for inspection by a representative selected by a majority of the holders of Registrable Securities, if any, participating in the offering, any underwriter participating in any disposition pursuant to the registration and any attorney or accountant retained by such selling holder or underwriter (each, an “Inspector”), all financial and other records, pertinent corporate documents and properties of the Company (the “Records”), and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration; provided that the Company will not be required to comply with this Section 1.6.9 if there is a reasonable likelihood, in the judgment of the Company exercised in good faith, that such delivery could result in the loss of any attorney-client privilege related thereto; and provided further that Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential will not be disclosed by the Inspectors (other than to any holder of Registrable Securities participating in the offering) unless (x) such Records have become generally available to the public or (y) the disclosure of such Records may be necessary or appropriate (A) to comply with any law, rule, regulation or order applicable to any such Inspectors or holder of Registrable Securities, (B) in response to any subpoena or other legal process or (C) in connection with any litigation to which such Inspectors or any holder of Registrable Securities is a party (provided that Company is provided with reasonable notice of such proposed disclosure and a reasonable opportunity to seek a protective order or other appropriate remedy with respect to such Records).

1.6.11 Use commercially reasonable efforts to furnish to each Holder of Registrable Securities covered by such registration statement and any underwriter participating in any distribution pursuant to such registration statement, if requested by such entity, (i) a copy of the opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, and in customary form and containing customary substance and such other reasonably acceptable substance as may be required by any underwriters, and (ii) a copy of the letter dated such date from the independent certified public accountants retained by the Company, addressed to the underwriters and covering such matters with respect to such registration as are customarily included in “comfort letters” provided to underwriters.

1.6.12 Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

1.6.13 Provide a transfer agent and registrar for all Registrable Securities registered pursuant to a registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.7 Furnish Information.

1.7.1 Each selling Holder seeking to sell shares pursuant to a registration requested pursuant to this Section 1 shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities that the Company shall reasonably request in writing and as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7.2 The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 if, due to the operation of Subsection 1.7.1, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Subsection 1.2.1 or Subsection 1.4.2.1, whichever is applicable.

1.8 Registration Expenses. All expenses (exclusive of underwriting discounts and commissions that shall be borne pro rata by the Holders) incurred in connection with registrations, filings or qualifications pursuant to this Section 1, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for all selling Holders of Registrable Securities shall be borne by the Company, whether or not it has become effective.

1.9 Holdback Agreements.

1.9.1  If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 hereof (including Section 1.3) and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its Equity Securities or securities convertible or exchangeable into or exercisable for its Equity Securities under the Securities Act (except on Form S-4 or Form S-8 or any successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the date such previous registration became effective.

1.9.2 Notwithstanding anything to the contrary contained in this Agreement, the Company will not effect any public sale or distribution of its Equity Securities during the seven days prior to and during the 180-day period beginning on the effective date of the IPO, any underwritten registration requested under Section 1 of this Agreement or any underwritten registration in which Registrable Securities are requested to be included pursuant to this Section 1 (in each case except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form).

1.10 Indemnification. In the event any Registrable Securities are included in a registration under this Section 1:

1.10.1 To the maximum extent permitted by law, the Company will indemnify and hold harmless each Holder, each Holder’s affiliates, partners, shareholders, members, officers, directors and agents, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act against any losses, claims, damages, or liabilities (joint or several) arising out of or based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus, offering circular, or any amendment or supplement thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law applicable to the Company or any Rule or regulation promulgated under the Act, the 1934 Act or any state securities law applicable to the Company; and the Company will pay to each such Holder, each of its officers, directors, partners or members, and each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 1.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that is caused by reliance upon written information furnished to the Company by a Holder expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.

1.10.2 To the maximum extent permitted by law, each Holder that holds Registrable Securities included in the registration will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, severally but not jointly, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case only to the extent that such Violation is caused by reliance upon written information furnished to the Company by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Subsection 1.9.2, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Subsection 1.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall Holder’s cumulative, aggregate liability under this Subsection 1.9.2, under Subsection 1.9.4, or under such sections taken together, exceed the net proceeds received by such Holder from the offering out of which such Violation arises.

1.10.3 Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with one (1) counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if in such indemnified party’s reasonable judgment a conflict of interest between representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 unless the failure to deliver notice is materially prejudicial to its ability to defend such action. Any omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

1.10.4 If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and of the indemnified party on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall Holder’s cumulative, aggregate liability under this Subsection 1.9.4, under Subsection 1.9.2, or under such sections together, exceed the net proceeds received by such Holder from the offering out of which such indemnification is sought less any amounts paid by such Holder pursuant to Section 1.10.2.

1.10.5 The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10.6 Notwithstanding any contrary provision in this Section 1.9, neither the Company nor any seller of Registrable Securities will be liable for indemnification or contribution in any case to the extent that any untrue statement or omission attributable to the Company or such seller of Registrable Securities was contained or made in a preliminary prospectus and corrected in the final prospectus and any such loss, claim, damage or liability suffered or incurred by an indemnified party resulted from an action, claim, or suit by any Person who purchased shares from such indemnified party and such indemnified party received a copy of the final prospectus or final similar information document but failed to deliver or provide a copy of the final prospectus or final similar information document to such Person at or prior to the confirmation of the sale of such shares.

1.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration or pursuant to a registration statement on Form S-3, the Company agrees to:

1.11.1 Make and keep public information available as those terms are understood and defined in Rule 144 under the Act, at all times from and after ninety (90) days following the IPO;

1.11.2 Use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act at any time after it has become subject to such reporting requirements;

1.11.3 So long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Act and the 1934 Act (at any time after it has become subject to such reporting requirements).

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned or transferred (but only with all related obligations) by a Holder to, (i) in the case of any Holder that is a partnership, limited liability company or corporation, any current and former constituent directors, officers, partners, members, shareholders, subsidiaries and affiliates of that Holder or any directors, officers, partners, members, shareholders, subsidiaries or affiliates of the foregoing, and (ii) a Person who or entity that, after such assignment or transfer, holds (along with its Affiliates as defined below) at least 50,000 shares of Registrable Securities, subject to appropriate adjustment for stock splits, dividends, reclassifications, recapitalizations, combinations or the like, provided, in each case, that: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.12 below; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; provided, further, that in no event shall a Holder transfer such registration rights to a competitor of the Company.

1.13 Termination of Registration Rights. The right of any Holder to request registration or to include Registrable Securities in any registration pursuant to this Section 1 shall terminate on such date as a public trading market shall exist for the Company’s Common Stock and all shares of Registrable Securities beneficially owned and subject to Rule 144 aggregation by such Holder may immediately be sold under Rule 144 during any 90-day period; provided that any security that ceases to be a Registrable Security by operation of this Section 1.13 will again be deemed to be a Registrable Security if a subsequent decrease in trading volume results in the Holder thereof not being able to sell such securities during such period without registration pursuant to Rule 144.

1.14 Aggregation of Registration Rights. For purposes of allocation of securities to be included in any registration under this Section 1 for any Holder that is a partnership or corporation, the partners, retired or former partners and stockholders of such Holder (and in the case of a partnership, any affiliated partnerships), or the estates and Family Members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such selling stockholder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such selling stockholder, as defined in this sentence.

2. Miscellaneous.

2.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof). The Company hereby irrevocably consents to the jurisdiction of the Courts of the State of New York and of any Federal Court located in New York in connection with any action or proceeding arising out of or relating to this Agreement. In any such litigation the Company waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Chief Executive Officer of the Company at its address set forth below. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

2.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

2.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3. Notices. All notices, deliveries and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address (a) in the case of the Company to 524 Clubhouse Road, Woodmere, NY 11598, Attention Joshua Schein, CEO or by telecopy to (516) 374-3373, (b) in the case of any Holder which or who is an original party to this Agreement at the address of such Holder as set forth on Exhibit A attached hereto or such other address for such Holder as shall be designated in writing from time to time by such Holder and (iii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

3.1 Attorneys’ Fees. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.2 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the holders of a majority of the outstanding Emigrant Securities, and the holders of a majority of the Registrable Securities then outstanding (excluding the Emigrant Registrable Securities and assuming the exercise of the Warrant). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

3.3 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.4 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and Agreement between the parties. The parties hereto further acknowledge and agree that this Agreement supersedes and renders void every other prior written or oral understanding among or between the parties hereto with regard to the subject matter contained herein and therein.

3.5 Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with these specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (without posting any bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

3.6 No Inconsistent Agreements. The Company will not after the execution of this Agreement enter into any agreement with respect to its Equity Securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

3.7 Adjustments Affecting Registrable Securities. The Company will not take any action, or permit any change to occur, with respect to its Equity Securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

3.8 Additional Parties. The Company and the Holders whose signature pages appear on the signature page hereto agree that should the Company sell additional shares of Common Stock to additional Persons, such Persons, at the Company’s option, may become Holders hereunder by executing a counterpart to this Agreement as additional Holders hereunder, and in such case shall have all rights and obligations of Holders hereunder. Neither the addition of such additional parties nor the amendment of Exhibit A to this Agreement to include such additional parties shall be deemed amendments under Section 3.2 so long as none of the other provisions of this Agreement are modified or amended in any way. Upon the addition of such additional parties, (i) Exhibit A to this Agreement shall be automatically amended so as to incorporate such additional parties as Holders hereunder and (ii) notice of such additional parties shall be given by the Company to the Holders pursuant to Section 3 hereof.

* * *

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

LEV PHARMACEUTICALS, INC.

By:
President and Chief Executive Officer

HOLDERS

HAE Associates LLC

By:

Ajax Partners

By:
David Stone
Authorized Signatory

Sands Brothers Venture Capital LLC
By: SB Venture Capital Management LLC, Manager

By:
Martin Sands
Manager

Sands Brothers Venture Capital II LLC
By: SB Venture Capital Management II LLC, Manager

By:
Steven Sands
Manager

Sands Brothers Venture Capital III LLC
By: SB Venture Capital Management III LLC, Manager

By:
Steven Sands
Manager

Sands Brothers Venture Capital IV LLC
By: SB Venture Capital Management IV LLC

By:
Steven B. Sands
Manager

Targhee Trust

By:
Deirdre Henderson
Trustee

KWG Trust dated 1/1/04

By:
Jeff Zaluda
Agent for Trustee

EAH Heart Associates LLC By: EAH Heart Management Associates LLC By: Steven B. Sands Manager Robert Bonaventura Kevin Connors Frank Mazzola Aharon Orlansky Michael Beattie Judson Cooper Joshua Schein

Emigrant Capital Corporation By: Name: John Hart Title: Managing Director John Hart Gilbert Stein Barry Friedberg David Seldin Francis May

Exhibit A

List of Holders

Purchaser	Registrable Securities
Ajax Partners	200,000
Sands Brothers Venture Capital LLC	33,333
Sands Brothers Venture Capital II LLC	33,333
Sands Brothers Venture Capital III LLC	86,667
Sands Brothers Venture Capital IV LLC	46,667
Targhee Trust	33,333
KWG Trust dated 1/1/04	33,333
EAH Heart Associates LLC	680,000
Robert Bonaventura	20,000
Kevin Connors	6,667
Frank Mazzola	13,333
Aharon Orlansky	6,667
Michael Beattie	6,667
HAE Associates LLC	12,500,000
Judson Cooper	5,277,273
Joshua Schein	5,277,273
Emigrant Capital Corporation	3,529,412
John Hart	117,647
Gilbert Stein	117,647
Barry Friedberg	117,647
David Seldin	117,647
Francis May	29,412